InnerWorkings Appoints John Eisel Chief Operating Officer

CHICAGO, IL, September 20, 2011 -- InnerWorkings, Inc. (NASDAQ:INWK), a leading provider of global print management and promotional solutions, today announced that John Eisel has been named chief operating officer, effective immediately.

In this role, Eisel will be responsible for all day-to-day operations at the Company including sales, production and procurement. Previously, Eisel was the Divisional Vice President of Pharmaceutical Strategic Operations for Walgreens Corporation, where he oversaw growth initiatives across the organization's pharmacy and healthcare practices.  From 2004 to 2010, Eisel worked at McKinsey & Company, where he rose to the position of Associate Principal. There he specialized in Logistics, Operations, and Procurement consulting. He began his career in PricewaterhouseCoopers' Advisory Practice.

Eisel is a CPA, earned an MBA from the Kellogg School of Management at Northwestern University, and graduated with a BS in Accountancy from the University of Illinois, Urbana-Champaign.

"We are very fortunate to have found an individual with so much experience advising Fortune 500 companies on the streamlining of their procurement and logistics functions," said Eric D. Belcher, chief executive officer of InnerWorkings. “We will leverage John's skills to expand our success in delivering global print management solutions to major corporations.”

“I am joining the team at an exciting time and look forward to being part of this dynamic and creative organization and contributing to the Company’s already substantial momentum,” said Eisel. "The enormous supply chain challenges facing businesses - both globally and domestically - afford InnerWorkings, with its unique technology and informational advantage, the opportunity to peel away layers of costly expense.”

About InnerWorkings, Inc.

InnerWorkings, Inc. (Nasdaq: INWK) is a leading provider of global print management and promotional solutions to corporate clients across a wide range of industries. With proprietary technology, an extensive supplier network and deep domain expertise, the Company procures, manages and delivers printed materials and promotional products as part of a comprehensive outsourced enterprise solution. InnerWorkings is based in Chicago, IL with 35 offices in North America, South America and Europe. Among the many industries InnerWorkings’ services are: retail, financial services, hospitality, non-profits, healthcare, food & beverage, broadcasting & cable, education, transportation and utilities.

For more information visit: www.inwk.com.

Forward-Looking Statements

This release contains statements relating to future results. These statements are forward-looking statements under the federal securities laws. We can give no assurance that any future results discussed in these statements will be achieved. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. These statements are subject to a variety of risks and uncertainties that could cause our actual results to differ materially from the statements contained in this release. For a discussion of important factors that could affect our actual results, please refer to our SEC filings, including the "Risk Factors" section of our most recently filed Form 10-K.

CONTACT:
Scott Kozak
(312) 642-3700
skozak@inwk.com